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                                                                   Exhibit 99.1


                                                        Hewlett-Packard Company
                    [Hewlett-Packard Logo]              3000 Hanover Street
                                                        Mail Stop 20BJ
                                                        Palo Alto, CA 94304
                                                        www.hp.com


Editorial Contact:     HP SETTLES LITIGATION, UPDATES SECOND               FINAL
                       FISCAL QUARTER EPS
Dave Berman, HP
+1 650 857 7277
dave_berman@hp.com



PALO ALTO, Calif., June 4, 2001 -- As announced earlier today, Hewlett-Packard Company (NYSE:HWP) settled patent infringement litigation with Pitney Bowes Inc., and is revising its previously released statement of earnings for its second fiscal quarter, ended April 30, 2001. A $400 million pre-tax charge will be recorded as "other expense" in HP's statement of earnings for the second fiscal quarter.

While the settlement was not reached until June 4, 2001, Generally Accepted Accounting Principles (GAAP) require that this charge be reflected in HP's second fiscal quarter financial statements, which will be filed in a Quarterly Report on Form 10-Q by June 14, 2001.

On May 16, 2001, HP reported pro forma earnings per share (EPS) on a diluted basis of 18 cents, which remains unchanged. On a diluted basis, GAAP EPS was 15 cents before an extraordinary gain on extinguished debt. Including the settlement charge, GAAP EPS is 3 cents on a diluted basis before the extraordinary gain. Net earnings before the extraordinary item for the second fiscal quarter was $307 million. Including the settlement charge, net earnings before the extraordinary item is $55 million.

ABOUT HP

Hewlett-Packard Company -- a leading global provider of computing and imaging solutions and services -- is focused on making technology and its benefits accessible to all. HP had total revenue from continuing operations of $48.8 billion in its 2000 fiscal year. Information about HP and its products can be found on the World Wide Web at http://www.hp.com.

                                      # # #

This news release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than

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June 4, 2001
Page 2

statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the ability of HP to retain and motivate key employees; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks that are described from time to time in HP's Securities and Exchange Commission reports, including but not limited to the annual report on Form 10-K for the year ended Oct. 31, 2000, and subsequently filed reports. HP does not intend to update these forward-looking statements.